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                         [COOPERS & LYBRAND LETTERHEAD]

                                                                   EXHIBIT 16.2

December 3, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by DMI, Inc. (copy attached), which we understand have been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of November 1996. In addition to the events reported in such Form 8-K, with which we agree, additional information that should have been reported by the Company follows:

Coopers & Lybrand L.L.P.'s reports on the Company's financial statements as of December 31, 1995 and 1994, and for the years then ended, included an explanatory paragraph addressing the uncertainty of the Company's ability to continue as a going concern.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.
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